ISSUER FREE WRITING PROSPECTUS
Dated August 6, 2012
Filed Pursuant to Rule 433

Registration No. 333-181368

AMERICAN REALTY CAPITAL TRUST, INC.
FREE WRITING PROSPECTUS

American Realty Capital Trust, Inc. (the “Company”) filed a registration statement on Form S-3 (including a prospectus) with the SEC on May 11, 2012 and the registration statement became effective on May 11, 2012. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The base prospectus, dated May 11, 2012, is available on the SEC Web site at

http://sec.gov/Archives/edgar/data/1410997/000114420412028152/v304866_s3asr.htm.

Alternatively, the Company or any dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-646-937-6900.

Attached hereto is a copy of the Company’s August 2012 Presentation.

August 2012 NASDAQ: “ARCT” American Realty Capital Trust, Inc . NASDAQ: ARCT

August 2012 2 The data and other information described in these slides speaks as of the date of the slides or an earlier date indicated . Future performance may not be consistent with past performance, and is subject to change and inherent risks and uncertainties . This presentation contains certain statements that are the Company’s and its management’s hopes, intentions, beliefs, expectations, or projections of the future and might be considered to be forward - looking statements under Federal Securities laws . Prospective investors are cautioned that any such forward - looking statements are not guarantees of future performance, and involve risks and uncertainties . The Company’s actual future results may differ significantly from the matters discussed in these forward - looking statements, and we may not release revisions to these forward - looking statements to reflect changes after we’ve made the statements . Factors and risks that could cause actual results to differ materially from expectations are disclosed from time to time in greater detail in the Company’s filings with the Securities and Exchange Commission including , but not limited to, the Company’s Annual Report on Form 10 - K, Form 10 - K/A, and Company’s Quarterly Report on Form 10 - Q, as well as the Company press releases . Introductory Notes

August 2012 3 ARCT Value Proposition Value Proposition Assemble and manage a high - quality, diversified net lease real estate portfolio that generates durable income and the potential for asset appreciation, operated by a skilled management team and supported by a conservative capital structure Best - In - Class Property Portfolio • Portfolio Quality: Corporate investment grade rated tenants • Property Quality: Well - located , fully - occupied, “essential” real estate • Lease Quality: Net leases, 10+ years remaining primary term • Diversification: By tenant, industry, geography • Property age: 5.3 Years • Low leverage • Large unencumbered asset pool • Significant financial capacity • Revolver / liquidity Strong, Flexible Balance Sheet • Created and built ARCT portfolio • Managed over $7 billion of successful real estate programs • Served in leadership capacities with publicly - traded real estate companies • Experienced with net leased properties Experienced Senior Management

August 2012 4 Company Overview A best - in - class portfolio and capital structure that will propel earnings and asset growth Portfolio Characteristics 1 Balance Sheet Metrics 1 (1) Based on data as of 06/30/2012. (2) Based on average annual rents (3) ARCT’s Board of Directors authorized a dividend increase on July 30, 2012 from $0.700 to $0.715. The new annual dividend rate will be payable commencing September 15, 2012 to stockholders of record on September 8, 2012. Enterprise Value: $2.6 Billion Properties Owned: 486 Average Property Age: 5.3 Years Investment Grade Rated Tenants: 74.6% 2 Material Lease Expirations to 2018: None Average Remaining Lease Term: 13.0 Years Per Share Annualized Distributions 3: $0.715 Net Debt / Enterprise Value: 34.2% Net Debt / A nnualized EBITDA: 5.47 Average Remaining Debt Maturity: 4.9 Years (excluding revolving line of credit) Weighted Average Interest Rate: 4.49% (excluding revolving line of credit) Revolving Line of Credit: $ 330 Million ( LIBOR Plus 2.05% to 2.85%), may be upsized to $500 Million Five Year Term Loan: $ 235 Million (LIBOR Plus 2.35%)

August 2012 5 Property Portfolio Highlights Overview Portfolio Map Portfolio Overview • Primarily investment grade rated tenants • Broadly diversified portfolio • Net leases • 100 % occupancy • 13.0 years remaining average primary lease term • New properties, average 5.3 years • Distributions tax deferred 2008 - 2011 Data as of June 30, 2012. Number of Properties 486 Total Square Feet 15.6 million Occupancy 100% Average Lease Term 13.0 years % Investment Grade 74.6% Number of Tenants 62 Number of States 43 + Puerto Rico 2012 Annualized Rents $ 175 million Large, strong, diversified property portfolio with almost 75% of rents from investment grade tenants

August 2012 6 Investment Grade Rated Tenant Focus Top 10 Tenants % Annual Rent Credit Rating 16.8% S&P: BBB 10.0% S&P: A 6.6% S&P: BBB+ 4.6% S&P: AA+ 3.5% S&P: BBB - 3.1% S&P: BBB+ (1) 2.7% S&P: BBB + 2.4% S&P: B 2.1% S&P: BB+ 2.1% S&P: A - 53.8% Top 10 Tenants • Rated 100% • Investment Grade 84% Total Portfolio • Rated 92% • Investment Grade 75% Properties at “ Main and Main” and strategic locations, ensuring durable cash flows (1) On March 30, 2012, Bridgestone Corp. withdrew their corporate credit rating. At the time of the withdrawal, the ratings agency reaffirmed the company’s “BBB+” corporate credit rating with a stable outlook. Note: Data as of June 30, 2012.

August 2012 7 Diversified Portfolio Note: Data as of June 30, 2012. “Other” category includes those industries representing less than 2.0% of the Company’s GAAP rent. Tenant and Industry Diversification 62 Tenants and 20 Distinct Industries Pharmacy 17.4 % Freight 16.9 % Specialty Retail 9.5 % Healthcare 7.9 % Retail Banking 6.5 % Discount Retail 5.8 % Manufacturing 5.6 % Restaurant 4.3 % U.S. Federal Government (GSA) 4.6 % Auto Services 4.1 % Consumer Products 3.4 % Home Maintenance 2.6 % Supermarket 2.5 % Gas/Convenience 2.5 % Other 6.5%

August 2012 8 Property Type Geographic Diversification Diversified Portfolio Midwest 23.6% Southwest 13.1% Pacific Southwest 10.2% Pacific Northwest 0.8% Puerto Rico 0.5% Northeast 16.4% Mid-Atlantic 19.7% Southeast 15.7% Retail 54% Warehouse 37% Office 9% Well diversified by property type and geography

August 2012 9 Historical Occupancy vs. Peer Group and US REITs High Portfolio Occupancy (1) Includes: Realty Income Corp., National Retail Properties, Inc., Entertainment Properties Trust, Lexington Realty Trust a nd CapLease , Inc. (2) Source: SNL Financial . (3) Less than 0.4% expirations until 2018. No material lease expirations until 2018 (3) (1) (2) 100.0% 100.0% 100.0% 100.0% 100.0% 97.2% 95.4% 96.0% 96.8% 97.1% 89.4% 87.6% 87.7% 88.7% 88.9% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% 2008 2009 2010 2011 Q1 2012 ARCT Comps US REITS

August 2012 10 Minimal lease expirations in next 6 years, average remaining p rimary lease term of portfolio is 13.0 years Negligible Near - Term Lease Expirations % of GAAP Rent Expiring (Annual and Cumulative) Cumulative Lease Expirations 0.0% 0.0% 0.1% 0.0% 0.2% 0.1% 6.5% 4.5% 5.1% 11.3% 27.8% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021

August 2012 11 5.6 4.3 6.8 5.3 20.2 0 5 10 15 20 25 Retail Distribution Office ARCT Total Comps Avg. Age (years) New Property Focus 5.3 years average age of ARCT portfolio vs. 20.2 years for Peer Group (1) (2) Portfolio Age vs. Peer Group Peer (1) Peer Group includes: Realty Income Corp., National Retail Properties, Inc., Entertainment Properties Trust, Lexington Realty Trust and CapLease , Inc. Source: SNL (2) Excludes historic properties , primarily retail bank branches, constructed before 1972.

August 2012 12 Special Distribution of $0.05 Stable Earnings and Distributions with Growth $0.000 $0.100 $0.200 $0.300 $0.400 $0.500 $0.600 $0.700 $0.800 $0.900 $1.000 Listing 2012E 2013E AFFO Per Share Growth Since Listing AFFO Per Share $0.700 $0.855 $0.755 2012E and 2013E growth based on 2012E range bottom and 2013E range midpoint . Adjustments made for items related to the Listing and Internalization as well as to normalize periodic expenses. See detail on page 11 of Supplemental Report . Initial $0.65 Increased to $0.67 Increased to $0.70 Increases to $.715 Distributions Grow While Payout Ratios Decrease • Consistent growth in distributions per share • $3.00 per share of distributions paid inception to August 2012 7.9% 13.2% $3.00 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 May-08 Jul-08 Sep-08 Nov-08 Jan-09 Mar-09 May-09 Jul-09 Sep-09 Nov-09 Jan-10 Mar-10 May-10 Jul-10 Sep-10 Nov-10 Jan-11 Mar-11 May-11 Jul-11 Sep-11 Nov-11 Jan-12 Mar-12 May-12 Jul-12 Sep-12 Cumulative Dividends Since Inception (Paid Monthly) $3.00

August 2012 13 2012 and 2013 Guidance (1) 2012E and 2013E growth based on 2012E range bottom and 2013E range midpoint. Estimated year - end run rate based on annualized Q4 projection. (2) Paid and projected distributions divided by projected AFFO. $0.720 $0.740 $0.760 $0.780 $0.800 $0.820 $0.840 $0.860 $0.880 2012E 2013E AFFO Guidance $0.775 to $0.755 13.2% YOY $0.840 $0.870 to 80.00 82.00 84.00 86.00 88.00 90.00 92.00 94.00 2012E 2013E Payout Ratios Improve (2) 92.2% 83.6% $0.760 $0.780 $0.800 $0.820 $0.840 $0.860 $0.880 $0.900 2012E 2013E Year End AFFO Run Rate Growth (1) 9.6% YOY $0.890 $0.812 $0.720 $0.740 $0.760 $0.780 $0.800 $0.820 $0.840 $0.860 2012 E 2013 E FFO Guidance $0.775 to $0.755 $0.852 to $0.822 10.9% YOY

August 2012 14 Capital Strategy Highlights • April 5, 2012 • June 8, 2012 • Maintain low overall leverage • Reduce secured borrowings • Design simple capital structure • Maintain well - covered dividend • Secure investment grade credit rating Minimize cost of capital by maintaining a conservative balance sheet and strong credit ratings Capital Strategy Two Rating Agency Upgrades B+ BB - BB with Stable outlook Ba3 Ba2 with Stable outlook

August 2012 15 Conservative Capital Structure Shares outstanding 158.6 Price per share (as of June 30, 2012) $ 10.92 Equity Capitalization $ 1,731.7 Debt : Mortgage debt 511.5 Term loan 235.0 Revolving line of credit 167.8 Total Debt 914.3 Total Market Capitalization $ 2,646.0 65% 19% 8% 8% Equity Capitalization Mortgage Debt Term Loan Revolving Line of Credit Capital Structure Capitalization Detail Note: As of June 30, 2012, adjusted for $235 million permanent term loan syndication $ 200 million interim term loan was refinanced with the permanent term loan, due June 2017. Excess proceeds after expenses of $33 million repaid on revolving line of credit. ($ in 000s, except per share amounts) Revolver capacity of $162 million provides ample liquidity

August 2012 16 Well Laddered Debt Maturities $6 $ 33 $88 $240 $144 $235 $0 $ - $100 $200 $300 $400 $500 $600 2012 2013 2014 2015 2016 Thereafter Mortgages Term Loan $ in millions Limited near - term debt maturities and measured laddering

August 2012 17 Low Cost of Debt 5.73% 4.01% 6.10% 5.92% 5.44% 5.35% 5.35% 5.27% 3.80% 4.30% 4.80% 5.30% 5.80% 6.30% Q2'10 Q3'10 Q4'10 Q1'11 Q2'11 Q3'11 Q4'11 Q1'12 Cost of debt reduced by market forces and aggressive balance sheet management Q2'12 4.05%

August 2012 18 Proven Management Team Nicholas S. Schorsch Chairman of the Board • Co - founder of ARCT • Former CEO of American Financial Realty Trust (NYSE: AFR) • Two - Time Ernst & Young Entrepreneur of the Year Brian D. Jones Chief Financial Officer • 22 years public REIT experience • 15 years real estate investment banking (Paine Webber, Morgan Stanley, Robert W. Baird) • 7 years public accounting (Coopers & Lybrand) • Certified Public Accountant since 1994 William M. Kahane Chief Executive Officer • Co - founder of ARCT • Former director, Catellus Development Corp. (NYSE: CDX) and American Financial Realty Trust (NYSE: AFR) • Former partner, Morgan Stanley Real Estate The ARCT team designed the strategy and purchased every asset in the property portfolio from the Company’s inception in January 2008 Susan Manning Chief Accounting Officer • Certified Public Accountant • 22 years public company experience • 6 years REIT experience • 8 years public accounting experience Heather Gentry VP of Investor Relations • 12 years of financial services experience • 8 years public REIT experience • Positions in Client and Investor Relations, Sales & Marketing • Series 7 and 63 licensed

August 2012 19 Management Achievements and Results Internalized management team: Aligned shareholder/management interests Closed $220 million tender offer: Reduced shares outstanding Repaid $161 million of mortgages: Lowered interest cost and secured borrowings Upsized revolver to $330 million: Improved liquidity for growth Funded $235 million 5 - yr term loan: Reduced cost of capital Improved credit ratings to Ba2 and BB: Validated strong balance sheet Announced $64 million of new acquisitions: Grew and diversified portfolio, added to AFFO per share Covered by 3 sell - side research analysts: Facilitated institutional awareness Added to multiple indices: Accelerated institutional ownership Announced new 2012 and 2013 guidance: Demonstrated better than expected operating results

August 2012 Send us a message You may contact us at Brian Jones , Chief Financial Officer O FFICE (646) 937 - 6903 | M OBILE (415) 999 - 3591 E MAIL bjones@arctreit.com Heather Gentry , Vice President of Investor Relations O FFICE (646) 937 - 6904 | M OBILE (917) 232 - 1205 E MAIL hgentry@arctreit.com American Realty Capital Trust 405 Park Avenue, New York, NY 10022 www.arctreit.com